Annual 4 Year Graded RSU

Tapestry, Inc.
2018 Stock Incentive Plan
Restricted Stock Unit Award Grant Notice and Agreement

NAME

Tapestry, Inc. (the “Company”) is pleased to confirm that you have been granted a restricted stock unit award (this “Award”), effective as of GRANT DATE (the “Grant Date”), as provided in this agreement (the “Agreement”) pursuant to the Tapestry Inc. 2018 Stock Incentive Plan (as amended, restated or otherwise modified from time to time and in effect on the Grant Date, the “Plan”). Capitalized terms used but not defined in the Agreement shall have the meanings given to such terms in the Plan:
1.    Award. Subject to the restrictions, limitations and conditions as described below, the Company hereby awards to you as of the Grant Date:
# of RSUs restricted stock units (“RSUs”)
which are considered Restricted Stock Unit Awards under the Plan. Upon vesting, each RSU shall convert into one share of the Company’s common stock (collectively, the “Shares”), as provided in the Plan. The RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise, and prior to vesting and while the restrictions are in effect, the Shares underlying the RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise.
2.    Vesting. The RSUs are subject to the restrictions set forth in the Agreement and the Shares underlying the RSUs may not be sold or transferred by you until they have vested and have been distributed in accordance with Section 3 of the Agreement. Subject to Sections 4, 5 and 6 of the Agreement and your continuous employment by the Company or any of its Affiliates (collectively, the “Tapestry Companies”) from the Grant Date until each of the first, second, third and fourth anniversaries of the Grant Date (each, a “Vesting Date”), one-fourth (1/4th) of the RSUs will vest on each Vesting Date.
If upon or during the twenty four (24)-month period immediately following a Change in Control (a “Change in Control Termination”), your employment is terminated either by the Tapestry Companies without Change in Control Cause (as defined below) or by you for Change in Control Good Reason (as defined below), then all unvested RSUs will become fully vested, effective immediately upon such termination.
“Change in Control Cause” shall mean the occurrence of any of the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (ii) willful or grossly negligent breach of material duties; (iii) any act of fraud, embezzlement or other similar dishonest conduct; (iv) any act or omission that has a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition; or (v) a material breach of any of restrictive covenants set forth in a written agreement with the Tapestry Companies. “Change in Control Good Reason” shall mean (i) any reduction in your base salary and/or target bonus opportunity, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%; (ii) relocation of your principal place of work outside of a fifty (50) mile radius of your then current location; (iii) the failure of any successor to the Tapestry

Companies to assume or substitute for the Agreement; or (iv) the occurrence of any event that constitutes “good reason” (or words of like import) as set forth in a written employment agreement or offer letter between the Tapestry Companies and you in effect on the date of your termination. In order for an event to qualify as Change in Control Good Reason, (i) you must first provide the Tapestry Companies with written notice of the acts or omissions constituting the grounds for “Change in Control Good Reason” within thirty (30) calendar days of the initial existence of the grounds for “Change in Control Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time, and the you must resign your employment within the thirty (30) calendar days following the end of the Cure Period.
3.    Distribution of this Award. As soon as practicable after the Vesting Date, but in no event later than sixty (60) days following the applicable Vesting Date, the Company will release the Shares underlying the RSUs that vested on such Vesting Date, subject to withholding for Tax-Related Items (as defined in Section 11 below), and will deliver to you (or, in the case of your death, your estate) the appropriate number of Shares underlying the RSUs; provided, that in the event that the Company is liquidated in bankruptcy, (1) the Company will not release Shares underlying the RSUs and (2) all payments made pursuant to this Award will be made in cash equal to the fair market value of Common Stock on the distribution date multiplied by the number of RSUs, subject to withholding for Tax-Related Items.
4.    Death, Total Disability or Retirement. If you cease active employment with the Tapestry Companies because of your death or Permanent and Total Disability (as defined below), all then unvested RSUs will vest as of the date of your death or the date you are determined to be Permanently and Totally Disabled, which date shall be the sole remaining Vesting Date for purposes of the Agreement. The Shares underlying the RSUs will be distributed to you (or, in the case of your death, your estate) in accordance with Section 3 of the Agreement. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

In the case of your Retirement (as defined below), and subject to (a) providing the Required Notice (as defined below) applicable to you and (b) complying with the Restrictive Covenants (as defined below) for the periods specified in Section 6(a) and Section 6(c), the RSUs will continue to vest in accordance with the schedule set forth in Section 2 and the Shares underlying the RSUs will be distributed to you on or after each remaining Vesting Date after your Retirement in accordance with Section 3. For purposes of the foregoing, “Retirement” shall mean your departure from employment with the Tapestry Companies other than for Cause (as defined below) if either: (1) you have attained age sixty-five (65) and five (5) years of service with the Tapestry Companies or (2) you have attained age fifty-five (55) and ten (10) years of service with the Tapestry Companies.
5.    Involuntary Termination, Voluntary Termination and Non-Severance Event Termination.
(a)    Except with respect to any Change in Control Termination, if your employment with the Tapestry Companies is terminated by the Tapestry Companies prior to the final Vesting Date and you are entitled to receive severance benefits under any written severance plan or policy of the Tapestry Companies or an employment agreement between you and the Tapestry Companies in connection with such termination (collectively, a “Severance Event Termination”), then, unless such agreement provides otherwise, you will receive pro-rata vesting based on the number of days you were employed during the period beginning on the Grant Date and ending on the date of your Severance Event Termination, excluding any RSUs that have already become vested on previous applicable Vesting Dates under this Agreement, and any RSUs that remain unvested after giving effect to the foregoing pro-rata vesting will be forfeited for no consideration as of the date of your Severance Event Termination. The Shares underlying the RSUs that become vested upon your Severance Event Termination will be distributed to you on or after the first Vesting Date set forth in Section 2 following such Severance Event Termination in accordance with Section 3 of the Agreement. Your receipt of pro-rata vesting with respect to a portion of the RSUs granted pursuant to this Award upon a Severance Event Termination will be subject to (i) your timely execution and non-revocation of a waiver and release agreement in the form prescribed by the Tapestry Companies and (ii) the terms and conditions set forth in (A) the Agreement, (B) any employment agreement between you and the Tapestry Companies (as applicable) and (C) any written severance plan or policy of the Tapestry Companies applicable to you and in effect as of the date of your Severance Event Termination.
(b)    If your employment terminates (i) for reasons other than your death, Permanent and Total Disability, Retirement (as described in Section 4) or a Change in Control Termination and (ii) such termination is not a Severance Event Termination (i.e., you voluntarily terminate your employment with the Tapestry Companies or your employment is terminated by the Tapestry Companies and you are not eligible for severance pay under the written severance plans or policies of the Tapestry Companies or an employment agreement between you and the Tapestry Companies), including, for the avoidance of doubt, if your employment with the Tapestry Companies is terminated due to poor performance, as determined in the sole discretion of the Committee), then the RSUs that have not yet vested as of the date your employment terminates will be forfeited for no consideration.

(c)    If your termination by the Tapestry Companies is for Cause (as defined below), then the RSUs shall be forfeited in their entirety for no consideration on the date your employment terminates. For purposes of the Agreement, “Cause” shall mean a determination by the Company that your employment should be terminated for any of the following reasons: (i) your violation of the Employee Guide or any other written policies or procedures of the Tapestry Companies, (ii) your indictment, conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (iii) your willful or grossly negligent breach of your duties, (iv) any act of fraud, embezzlement or other similar dishonest conduct, (v) any act or omission that the Company determines could have a material adverse effect on the Tapestry Companies, including without limitation, its reputation, business interests or financial condition, (vi) your failure to follow the lawful directives of the Chief Executive Officer or other employee of the Company to whom you report, or (vii) your breach of any written agreement between you and any of the Tapestry Companies, including your breach of any of the Restrictive Covenants (as defined below).

6.    Forfeiture.
(a)    Notwithstanding anything contained in the Agreement to the contrary, (i) if your employment with the Tapestry Companies is terminated for Cause (as defined above) (a “Termination for Cause”), (ii) if you elect to terminate your employment with the Tapestry Companies (including in the event of your Retirement) and you do not provide the Tapestry Companies with the Required Notice applicable to your level (“Termination without Notice”), or

(iii) if you engage in any activity inimical, contrary or harmful to the interests of the Tapestry Companies during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 6(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), including but not limited to: (A) violating any of the Restrictive Covenants, (B) violating any business standards established by the Company, or (C) participating in any activity not approved by the Board of Directors which is reasonably likely to contribute to or result in a Change in Control (such activities to be collectively referred to as “Wrongful Conduct”), then (x) this Award, to the extent it remains restricted or has not been distributed, shall be forfeited automatically for no consideration on the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice, whichever is applicable, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash or Shares, any Financial Gain (as defined below) you realize from the vesting of these RSUs within the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding the date on which you first engaged in such Wrongful Conduct or the date of your Termination for Cause or Termination without Notice. For the two (2) year period commencing on a Change in Control, items (A) and (B) under Section 6(a)(iii) shall not constitute Wrongful Conduct.
Solely in the event of your Retirement, if you violate any of the Restrictive Covenants prior to the distribution of the Shares underlying the RSUs that vest on the last Vesting Date set forth in Section 2, (x) this Award, to the extent any portion of it remains restricted or has not been distributed, shall be forfeited automatically on the date on which you first violated the Restrictive Covenants, and (y) the Company shall have the right to claw-back, and you shall pay to the Company in cash or Shares any Financial Gain you realize from the vesting of these RSUs within the twelve (12) month period immediately preceding the date on which you violated the Restrictive Covenants or, if longer, the period commencing on your date of Retirement and ending on the date on which you violated the Restrictive Covenants.
(b)    For purposes of the Agreement, “Financial Gain” shall equal, on each Vesting Date during the twelve (12) month period (if your role is at the Corporate level of Vice President or higher) or six (6) month period (if your role is below the Corporate level of Vice President) immediately preceding such Wrongful Conduct or termination, the fair market value of the Common Stock on such Vesting Date, multiplied by the number of RSUs vesting on such Vesting Date (without reduction for any Shares of Common Stock sold, surrendered or attested to in payment of Tax-Related Items); and “Required Notice” means advance written notice of your intent to terminate your employment with the Tapestry Companies, delivered not less than (A) the advance written notice period required in your individual employment letter if you are then a member of the Tapestry Executive Committee, which shall not be less than three (3) months, (B) six (6) weeks before your last day of employment if you are then a Senior Vice President, or (C) four (4) weeks before your last day of employment if you are then a Vice President (there is no Required Notice applicable if you are below the level of Vice President).
(c)    For purposes of the Agreement, “Restrictive Covenants” shall mean your agreement not to (i) compete directly or indirectly (either as owner, employee or agent of a Competitive Business (as defined below)) with any of the businesses of the Tapestry Companies, (ii) make, directly or indirectly, a five percent (5%) or more investment in a Competitive Business, or any new luxury accessories business that competes directly with the existing or planned product lines of the Tapestry Companies, (iii) solicit any present or future employees or customers of the Tapestry Companies to terminate or reduce such employment or business relationship(s) with the Tapestry Companies, in the case of each of (i), (ii) and (iii), at any time during your employment with the Tapestry Companies or at any time during the period ending one (1) year after your employment with the Tapestry Companies terminates (other than due to Retirement, in which case the claw-back and forfeiture provisions set forth in Section 6(a) of the Agreement that apply in the event the Restrictive Covenants are violated shall remain in effect through the last Vesting Date), or (iv) disclose or misuse any confidential information regarding the Tapestry Companies at any time. You acknowledge and agree that the Company is granting you this Award in consideration of your agreement to be bound by the Restrictive Covenants, and you acknowledge and agree that this Award is good and valuable consideration for the Restrictive Covenants. Accordingly, if you breach any of the Restrictive Covenants, in addition to the forfeiture and claw-back consequences described in Section 6(a), the Company shall be entitled to recover any damages incurred as a result of such breach. You further acknowledge and agree that the Tapestry Companies would be irreparably harmed by any breach of the Restrictive Covenants and that money damages would be an inadequate remedy for any such breach and, accordingly, in the event of your breach or threatened breach of any of the Restrictive Covenants, the Company may, in addition to any money damages or other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the Restrictive Covenants. For the avoidance of doubt, the remedies in law and in equity for any breach of the Restrictive Covenants set forth in this Section 6(c) are in addition to, and cumulative of, the claw-back and forfeiture provisions set forth in Section 6(a). Notwithstanding anything herein to the contrary, nothing herein is intended to limit any restrictive covenant provision contained in any other agreement between you and the Tapestry Companies that may permit any of the Tapestry Companies to seek injunctive relief, money damages or any other rights or remedies at law or in equity in the event of a breach of threatened breach of any restrictive covenant provision contained in any other agreement.
(d)    For purposes of the Agreement, “Competitive Business” shall mean any entity (including its subsidiaries, parent entities and other affiliates) that, as of the relevant date, the Committee has designated in its sole discretion as an entity that competes with any of the businesses of the Tapestry Companies; provided, that (i) the list of Competitive Businesses shall not exceed the total number of entities shown below for the region in which your employment is based, (ii) such entities are the same entities used for any list of competitive entities for any other arrangement with an executive of the Company, and (iii) you will only be restricted from those entities on the list as of the date of the termination of your employment with the Tapestry Companies. A current list of Competitive Businesses, including any changes made to the list by the Committee, shall be maintained on the Company intranet. Each entity included in the list of entities designated as Competitive Businesses at any given time shall include any and all subsidiaries, parent entities and other affiliates of such entity.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company Employees employed by the Company’s North American entities or Global Operations division (regardless of the employee’s geographic place of work or residence) excluding those described in the paragraph below: Adidas AG; Burberry Group PLC; Capri Holdings Limited; Cole Haan LLC; Fast Retailing Co., Ltd.; Compagnie Financiere Richemont SA; Fung Group; G-III Apparel Group, Ltd.; The Gap, Inc.; Kering; L Brands, Inc.; LVMH Moet Hennessy

Louis Vuitton SA; Nike, Inc.; Prada, S.p.A; PVH Corp.; Ralph Lauren Corporation; Samsonite International S.A.; Tory Burch LLC; V.F. Corporation; and Under Armour, Inc.
The following entities, together with their respective subsidiaries, parent entities and other affiliates, have been designated by the Committee as Competitive Businesses as of the date of the Agreement for Company employees employed by the retail businesses operated by the Company (either directly or in a joint venture) outside of North America (regardless of the employee’s geographic place of work or residence): Adidas AG; Burberry Group PLC; Capri Holdings Limited; Chanel S.A.; Club 21 Pte Ltd; Cole Haan LLC; Compagnie Financiere Richemont SA; Fast Retailing Co., Ltd; Furla S.p.A.; The Gap, Inc.; H&M Hennes & Mauritz AB (H&M); Hermes International SA; Industria de Diseno Textil, S.A; Kering; LVMH Moet Hennessy Louis Vuitton SA; Nike, Inc.; Prada, S.p.A; PVH Corp.; Ralph Lauren Corporation; Salvatore Ferragamo S.p.A; and Tory Burch LLC.
By accepting these RSUs, you consent to and authorize the Tapestry Companies to deduct from any amounts payable by the Tapestry Companies to you any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for your breach of the Agreement. Your obligations under this Section shall be cumulative (but not duplicative) of any similar obligations you have under the Agreement or pursuant to any other agreement with the Tapestry Companies.
7.    Award Not Transferable. This Award will not be assignable or transferable by you, other than by will or by the laws of descent and distribution or, with the consent of the Administrator, a DRO.
8.    Transferability of Award Shares. Subject to Sections 2 and 3 of the Agreement, the Shares you will receive under this Award generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Award.
9.    Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between the Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of the Agreement, you agree to be bound by all of the terms and conditions of the Agreement and the Plan.
10.    Nature of Grant. In accepting the RSUs, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(b)    this Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded in the past;

(c)    all decisions with respect to future awards, if any, shall be at the sole discretion of the Company;

(d)    your participation in the Plan is voluntary;

(e)    this Award of RSUs and the Shares subject to the RSUs are extraordinary items that (i) do not constitute compensation of any kind for services of any kind rendered to the Company, any Affiliate or to your actual employer (the “Employer”), and (ii) are outside the scope of your employment or service contract, if any;

(f)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)    this Award of RSUs and the Shares subject to the RSUs, and the income and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Tapestry Companies, including the Employer;

(h)    this Award of RSUs and your participation in the Plan shall not create a right to employment or continued employment with any of the Tapestry Companies or be interpreted as forming an employment or service contract with any of the Tapestry Companies, and shall not interfere with the ability of the Tapestry Companies to terminate your employment or service relationship (if any) at any time with or without cause;

(i)    the future value of the underlying the Shares is unknown and cannot be predicted with certainty;

(j)    the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your employment by the Company or the Employer or continuous service (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Tapestry Companies, including the Employer, waive your ability, if any, to bring any such claim, and release the Tapestry Companies, including the Employer, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)    for purposes of this Award, unless your termination is a Severance Event Termination, regardless of the reason of your termination (and whether or not later found to be invalid or in breach of applicable labor laws or the terms of your employment or service agreement, if any), your employment or service relationship will be considered terminated effective as of the date you are no longer actively employed or providing services and will not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period pursuant to local law). The Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence);

(m)    the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(n)    the Tapestry Companies, including the Employer, shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon vesting/settlement;

(o)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares; and

(p)    you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.	Tax Obligations.

(a)     Regardless of any action taken by the Company or the Employer, you acknowledge and agree that the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, capital gains tax, payment on account or other tax-related items related to this Award and your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your sole responsibility and may exceed the amount, if any, withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired under this Award and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Unless you determine (or are required) to satisfy the Tax-Related Items by some other means in accordance with the next following paragraph, or the Company provides for an alternative means for you to satisfy the Tax-Related Items , if permissible under applicable law, your acceptance of these RSUs constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold cash or Shares the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any company withholding obligation for applicable Tax-Related Items.

(c)    The Company will not issue any Shares to you until you satisfy the Tax-Related Items. In the event that withholding Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the RSU, you authorize and direct the Company and any brokerage firm determined acceptable to the Company to sell on your behalf a whole number of Shares from those Shares issued to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations for Tax-Related Items or to satisfy such obligations by withholding from your salary or other cash compensation paid to you by the Company and/or the Employer. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum rates. If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or the Employer (with no entitlement to the Share equivalent) or, if not refunded, you may seek a refund from the local tax authorities. If any withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(d)    You agree to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.
12. Data Privacy. Where required by applicable law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security or insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for sole the purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the RSUs.

You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Company and its Affiliates have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, you understand that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request you provide another data privacy consent. If applicable and upon request of the Company or the Employer, you agree to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company and/or the Employer that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such acknowledgment, agreement or consent requested by the Company and/or the Employer.

13.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Award is documented by the minutes of the Committee or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of Shares granted and the conditions of this grant. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under the Agreement without your consent. Except as in accordance with the two immediately preceding sentences or Section 15 of the Agreement, the Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. Notwithstanding anything herein to the contrary, all matters arising under the Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York, without regard to the provisions of conflict of laws thereof.
(c)    Binding Arbitration. With the exception of any application by the Tapestry Companies for declaratory and/or injunctive relief based on a violation or threatened violation of Section 6, which may be brought in state or federal court in New York County, New York, all disputes, claims, controversies or causes of action between you and any of the Tapestry Companies or any of their employees and other service providers arising out of or related to the Agreement shall be determined exclusively by final, binding and confidential arbitration in accordance with this Section 13(c).   The arbitration shall be conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect (a copy of such rules is available at https://www.jamsadr.com/rules-employment-arbitration/) and in the JAMS arbitral forum.  You and the Tapestry Companies shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure.  Any disputes concerning discovery shall be resolved by the arbitrator.  The decision of the arbitrator appointed to hear the case will be final and binding on you and the Tapestry Companies.  The arbitrator’s award may be entered as a judgment in any court of competent jurisdiction in New York County, New York.  The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees.  All other arbitration costs shall be shared equally by you and the Tapestry Companies; provided, however, the legal fees of the party that substantially prevails in the arbitration proceeding shall be paid by the non-prevailing party.  Such legal fees shall be paid no later than sixty (60) days following the issuance of the arbitrator’s decision.  With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its counsel or other representative.
(d)    Successors and Assigns. Except as otherwise provided herein, the Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(e)    Severability. Whenever feasible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.
(f)    Forfeiture if Not Accepted. The Company’s grant to you of these RSUs is conditioned upon your acceptance of the terms of the Agreement. If you do not accept the Agreement (by returning a signed copy of the Agreement to the Tapestry Human Resources Department or by electronically accepting it online, as applicable) prior to the first anniversary of the Grant Date, then the Company shall have the right to terminate the Agreement and cancel the RSUs without further notice to you.
(g)    Language. If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)    Electronic Delivery and Acceptance. Unless the Company determines otherwise in its sole discretion, the Company will deliver any documents related to your participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(i)    Dividend Equivalents. Section 9.8 of the Plan shall apply to this Award with respect to Dividend Equivalents. Any cash dividend paid on Shares shall not be deemed to be reinvested in Shares and will be held uninvested and without interest in a dividend book entry account and paid in cash if and when the RSUs vest under the Agreement.

(j)    Rights as a Stockholder. You will have no right as a stockholder with respect to any RSUs or the Shares underlying the RSUs until and unless ownership of such Shares underlying the RSUs has been transferred to you in accordance with the Agreement and the Plan.

14.    Annexes. Notwithstanding any provisions in the Agreement, the RSU grant shall be subject to any special terms and conditions as set forth in any annex to the Agreement. Moreover, if you relocate to one of the countries included Annex A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Annex constitutes part of the Agreement.
15.    Imposition of Other Requirements: The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. By accepting this Award, you agree to sign any additional documents or undertakings that the Company may require.
16.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange (if any) on which Shares are listed, and in applicable jurisdictions, including but not limited to the United States, your country and the designated broker’s country, which may affect your ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Further, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restriction that may be imposed under any applicable Company securities trading policy. You acknowledge you are responsible for complying with any applicable restrictions and are encouraged to speak to your personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in your country.

17.     Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares, sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

18.     Code Section 409A.
(a)    In General. The parties acknowledge and agree that, to the extent applicable, the Agreement shall be interpreted in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any provision of the Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to the Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the amounts payable hereunder from Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder or (ii) comply with the requirements of Section 409A. To the extent that any payment under the Agreement would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Company shall delay making such payment until the earliest date on which such payment may be made without violating Section 409A. Your right to receive any installment payment under the Agreement shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from you or any other individual to any of the Tapestry Companies or any of their employees or agents pursuant to the terms of the Agreement or otherwise.
(b)    Specified Employee Separation from Service. Notwithstanding anything to the contrary in the Agreement, if you are determined to be a “specified employee” within the meaning of Section 409A as of the date of your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation), and if any payments or entitlements provided for in the Agreement constitute a “deferral of compensation” within the meaning of Section 409A and therefore cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment and/or entitlement which would have been payable during the first six months following your “separation from service” shall instead be paid or provided to you in a lump sum payment on the first business day immediately following the six-month anniversary of your “separation from service” (or, if earlier, the date of your death).
19.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Holder.

In witness whereof, the parties hereto have executed and delivered the Agreement.
TAPESTRY, INC.
Sarah Dunn
Global Human Resources Officer

Date: Grant Date

I acknowledge that I have read and understand the terms and conditions of the Agreement and of the Plan and I agree to be bound thereto.
AWARD RECIPIENT:
______________________________________
NAME
Date: __________________________________